Exhibit 99.1

Press Release	MAILING ADDRESS P.O. Box 513396 Los Angeles, CA 90051-1396 5200 Sheila Street Commerce, CA 90040 www.unifiedgrocers.com

For Immediate Release

Date:	February 20, 2013

Contact:	Tom Schaffner, (323) 881-4150
tschaffner@unifiedgrocers.com

Al Plamann to Retire from Unified Grocers

(Cerritos, CA) —Al Plamann, chief executive officer, Unified Grocers, announced today that he will retire from the company, effective May 1, 2013. Plamann made his announcement at the Company’s Annual Shareholders’ Meeting at the Sheraton Cerritos Hotel.

“Through Al Plamann’s leadership, Unified Grocers has more than doubled in size and has evolved into one of the premier companies in today’s grocery industry,” said Richard Goodspeed, Chairman of the Board, Unified Grocers. “We appreciate Al’s commitment to Unified’s growth and success, and we wish him well in his retirement.”

Plamann has served as Chief Executive Officer of the Company since September 1999 when Los Angeles-based Certified Grocers of California, Ltd. merged with United Grocers, Inc. of Portland, Oregon. Prior to the merger, Plamann served as President and Chief Executive Officer of Certified Grocers of California for six years and also spent four years as Senior Vice President of Finance and Chief Financial Officer. Before joining Certified in 1989, he had a distinguished 13-year career with Atlantic-Richfield Company (ARCO) in Los Angeles.

“With Bob Ling’s nearly two years of experience as President of the company, an energetic management team in place, a loyal and dedicated group of associates and a strong base of independent retailers, I feel that this is an ideal time for me to step back and let this dynamic group take the Company to new levels of prosperity,” Plamann said. “I am confident that Unified Grocers is well-positioned for success in the years to come.”

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During Plamann’s tenure as CEO, Unified has grown from a Company with $1.8 billion in annual sales to nearly $4 billion. Additionally, the Company has expanded its customer base to an area that stretches from Mexico to Alaska, as well as to key international points around the globe.

“Al Plamann has been a driving force at Unified for decades, helping our Company to achieve unprecedented levels of success,” said Bob Ling, president, Unified Grocers. “He has a well-earned reputation as a creative thinker and strategist and his legacy for these achievements and other contributions will endure in our industry for many years to come.”

Plamann currently serves as the Vice Chairman of the Twelfth District Economic Advisory Council of the Federal Reserve, as well as the Board of the Food Marketing Institute and the National Cooperative Grocers Association. In February of 2004, he was inducted into the CGA Hall of Achievement. He is a Board member of the Los Angeles Area Chamber of Commerce and the Town Hall of Los Angeles, a Board of Visitors member of the George L. Graziadio School of Business & Management — Pepperdine University and a member of the Southern California Chapter of the National Association of Corporate Directors and Weingart Center Association, a non-profit organization that provides assistance to the homeless in Los Angeles.

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries, which generated approximately $3.8 billion in sales during fiscal 2012, offer independent retailers all the resources they need to compete in the supermarket industry. For more information about Unified Grocers, visit: http://www.unifiedgrocers.com.

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Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Unified Grocers based on Management’s assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company’s Form 10-K and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.